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Exhibit 99.1

GB&T Bancshares Reports Third Quarter Results

        GAINESVILLE, Ga., November 2, 2007—GB&T Bancshares, Inc. (NASDAQ: GBTB), a multi-bank holding company operating seven community banks in markets surrounding metropolitan Atlanta, reported a third quarter 2007 net loss of $6.3 million, or $0.44 per diluted share, compared with net income for the 2006 third quarter of $4.2 million, or $0.30 per diluted share, and net income of $3.1 million, or $0.22 per diluted share for the second quarter of 2007. For the first nine months of 2007, GB&T Bancshares reported net income of $515,000, or $0.04 per diluted share, compared with $11.4 million, or $0.83 per diluted share, for the comparable prior-year period. Results reflect a slowdown of loan growth, as well as continuing deterioration in credit quality, which has affected virtually all aspects of GB&T's performance.

        In a separate release, GB&T Bancshares also announced today that it has entered into a definitive agreement pursuant to which it will be acquired by SunTrust Banks, Inc. Under the terms of the agreement, shareholders of GB&T would receive 0.1562 shares of SunTrust common stock for each share of GB&T common stock held. The acquisition, which is subject to approval by regulatory authorities and the shareholders of GB&T, is expected to close in the second quarter of 2008.

        Richard A. Hunt, president and chief executive officer of GB&T Bancshares, commented, "In light of the difficult economic conditions and the prospect of continued deterioration in the residential real estate markets, we have taken a $14.1 million loan loss provision in the third quarter to increase our loan loss reserves. The market has not stabilized, and we continue to actively monitor our portfolio. We view the opportunity to join forces with SunTrust as a positive move during these difficult times."

        At a meeting held on November 1, 2007, the board of directors of GB&T Bancshares declared a fourth quarter cash dividend of $0.095 per share on the Company's common stock, an increase of 5.6 percent over the prior-year third quarter. The dividend is payable on November 26, 2007, to stockholders of record at the close of business on November 12, 2007.

Income Statement

        Total revenue, defined as net interest income on a fully tax-equivalent basis plus noninterest income, was $18.9 million for the third quarter of 2007, a decline of 10.7 percent from $21.2 million reported in the third quarter of 2006. Net interest income for the third quarter of 2007 was $15.9 million, down 13.5 percent from the $18.4 million reported for the prior-year third quarter, reflecting 4.5 percent growth in average earning assets, offset by a 76 basis point decline in the net interest margin, to 3.62 percent. Comparing the results of the third quarter of 2007 against the second quarter of 2007, net interest income decreased by $1.0 million, or 6.1 percent, from the combined impact of a 28 basis point decline in net interest margin and a $1.8 million, or 0.1 percent, decline in average earning assets. Mr. Hunt added, "We are seeing our cost of funds stabilize at 4.33 percent, unchanged from the second quarter of 2007; the margin decline this quarter reflects the growing level of nonperforming assets and a lower level of loan fees. Due to our asset-sensitive position, we anticipate further compression next quarter as a result of the fifty basis point decline in the prime rate."

        Other income for the third quarter of 2007 was $3.0 million, an increase of 8.2 percent above the $2.8 million reported for the prior-year third quarter, and an increase of 7.6 percent from the second quarter of 2007. Service charges on deposit accounts continue to account for the majority of noninterest income, increasing by $422,000 or 26.6 percent third quarter year-over-year, and by $252,000, or 14.3 percent, from the linked quarter. Partially offsetting the growth in service charges is the $272,000, or 35.3 percent, year-over-year third quarter decline in mortgage origination fees from $770,000 for the year-ago quarter to $498,000 for the current third quarter, reflecting the slowdown in residential real estate.

        Other expense for the third quarter of 2007 was $15.5 million, an increase of $2.6 million, or 20.3 percent, above the third quarter of 2006; expenses for the linked quarter increased $1.4 million, or 9.6 percent, from the second quarter of 2007. Other operating expenses accounted for the majority of the increase, up $1.8 million, or 52.6 percent, from the prior-year third quarter, largely attributable to a $1.4 million provision for potential OREO losses, in addition to a $217,000 increase in costs related to the resolution of the problem loan portfolio and a $90,000 increase in the FDIC insurance assessment over 2006.

        Salaries and employee benefits were the second largest contributors to increased operating expense, up $716,000 or 9.4 percent, compared with the third quarter of 2006; the increase reflects the addition of 10 FTE employees over the past twelve months, bringing the total to 507 at period-end. Relative to the second quarter of 2007, salaries and employee benefits expense rose $157,000, or 1.9 percent, as headcount increased from the previous quarter by eight FTE employees. The efficiency ratio was 81.2 percent for the third quarter of 2007 compared with 59.8 percent for the prior-year third quarter, and 70.9 percent for the second quarter of 2007, reflecting a combination of lower net interest income and higher expenses.

Balance Sheet

        Total assets were $2.0 billion at September 30, 2007, an increase of 4.7 percent over the past twelve months. Loans totaled $1.5 billion, an increase of $71.1 million, or 4.9 percent from the prior-year quarter, and a decrease of $29.6 million, or 1.9 percent, from the second quarter of 2007. The majority of the year-over-year loan growth was derived from a $56.5 million increase in construction and development (C&D) loans—the largest component of GB&T's loan portfolio at 46.9 percent—and a $22.1 million increase in commercial real estate (CRE) loans. For the linked quarter, C&D loans declined by $41.2 million; this was partially offset by $19.1 million of CRE growth, up 4.8 percent, and a $17.4 million increase in 1-4 family residential loans, up 8.9 percent.

        Total deposits at September 30, 2007 were $1.5 billion, an increase of $70.9 million or 4.9 percent from September 30, 2006; on a linked quarter comparison, deposits decreased $20.3 million, or 1.3 percent. Wholesale time deposits continue to account for a growing share of total deposits: 29.2 percent for the third quarter of 2007 compared with 27.6 percent for the third quarter of 2006, representing growth of $44.7 million, or 11.1 percent. Core deposits, by comparison, grew $26.2 million, or 2.5 percent, during the same 12-month period. Within core deposits, customers shifted from noninterest-bearing deposits, down $24.4 million, or 14.5 percent, into interest-bearing demand deposits, up $21.1 million or 4.9 percent, and retail time deposits, up $29.4 million or 6.5 percent. Virtually all of the shift out of demand deposits occurred in the third quarter of 2007, and accounted for the majority of the decrease in the linked quarter comparison.

Asset Quality

        Nonperforming assets at September 30, 2007 were $89.0 million, or 4.53 percent of total assets, compared with $56.0 million, or 2.82 percent at June 30, 2007, and $18.0 million, or 0.96 percent, at September 30, 2006. Foreclosed real estate represented $34.3 million of nonperforming assets, up from $15.6 million for the second quarter of 2007, and from $3.0 million for the year-ago quarter.

        Net charge-offs for the third quarter of 2007 were $6.3 million, or an annualized 1.60 percent of average loans, compared with $1.4 million for the second quarter of 2007, or 0.36 percent annualized, and $526,000, or 0.15 percent annualized, for the third quarter of 2006. Loan loss reserves at September 30, 2007, were 2.12 percent of total loans compared to 1.58 at June 30, 2007 and 1.15 percent at September 30, 2006. Mr. Hunt commented, "The dismal state of our region's real estate market is reflected in the higher level of nonperforming assets in our loan portfolio. Approximately 70 percent of nonperforming assets are construction loans, the majority of which are residential real estate projects. We have gone from one of the strongest housing markets in the country, to one of the slowest moving."

        Stockholders' equity at September 30, 2007, was $230.9 million, a twelve-month decrease of $3.3 million, or 1.4 percent. Stockholders' equity was 11.8 percent of period-end assets, and capital ratios are within the range for "well-capitalized" banks.

About GB&T Bancshares, Inc.

        Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating seven community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, First National Bank of Gwinnett, and Mountain State Bank. As of September 30, 2007, GB&T Bancshares has 32 banking offices located in 14 Georgia counties. GB&T Bancshares' common stock is listed on the Nasdaq Global Select Market under the symbol "GBTB." Visit the Company's web site at: http://www.gbtbancshares.com for additional information.

Forward-Looking Statements

        Some of the statements in this press release, including, without limitation, statements regarding our loan loss reserves, the resolution of problem assets in our loan portfolio, anticipated stabilization of our cost of funds and other statements regarding our future results of operations are "forward-looking statements" within the meaning of the federal securities laws. In addition, when we use words like "anticipate", "believe", "intend", "expect", "estimate", "could", "should", "plan", "will", and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a continued deterioration in credit quality and/or a reduction in demand for credit; (4) declines in local real estate values; (5) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (9) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward- looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

Where You Can Find Additional Information About The Merger

        The proposed Merger will be submitted to GB&T Bancshares' shareholders for consideration. SunTrust will file a Form S-4 Registration Statement, GB&T Bancshares will file a Proxy Statement and both companies will file other relevant documents regarding the Merger with the SEC. GB&T Bancshares will mail the Proxy Statement/Prospectus to its shareholders. These documents, and any applicable amendments or supplements, will contain important information about the Merger. GB&T Bancshares and SunTrust urge you to read these documents when they become available.

        You may obtain copies of all documents filed with the SEC regarding the Merger, free of charge, at the SEC's website (www.sec.gov). You may also obtain documents filed by SunTrust free of charge from SunTrust's website (www.suntrust.com) under the heading "Investor Relations" and then under the heading "Financials and Regulatory Filings" and then under the item "SEC Filings." You may also obtain documents filed by GB&T Bancshares free of charge from GB&T Bancshares' website (www.gbtbancshares.com) under the heading "Corporate Information" and then under the item "Documents."

Participants in the Merger

        SunTrust and GB&T Bancshares and their respective directors and executive officers may be deemed participants in the solicitation of proxies from GB&T Bancshares' shareholders in connection with the Merger. Information about the directors and executive officers of SunTrust and GB&T Bancshares and information about other persons who may be deemed participants in the Merger will be included in the Proxy Statement/Prospectus. You can find information about SunTrust's executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2007. You can find information about GB&T Bancshares' executive officers and directors in its definitive proxy statement filed with the SEC on April 18, 2007. You can obtain free copies of these documents from the websites of SunTrust, GB&T Bancshares or the SEC.

G B & T Bancshares Inc.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

(Dollars in thousands except per share amounts)	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	YTD 9/30/2007	YTD 9/30/2006
EARNINGS
Net interest income (fully tax equivalent)	$15,914	16,953	17,718	18,171	18,397	50,585	51,288
Provision for loan loss	$14,056	914	911	11,475	1,789	15,881	4,269
Other income	$2,990	2,778	2,756	2,675	2,764	8,523	7,838
Other expense	$15,467	14,114	13,863	12,977	12,860	43,443	37,182
Net income	$(6,298)	3,103	3,710	(1,925)	4,215	515	11,446
Non-recurring (income)/expense (after-tax)	$0	0	0	0	0	0	0
Operating income	$(6,298)	3,103	3,710	(1,925)	4,215	515	11,446
PER SHARE DATA
Basic earnings per share	$(0.44)	0.22	0.26	(0.14)	0.30	0.04	0.85
Diluted earnings per share	$(0.44)	0.22	0.26	(0.13)	0.30	0.04	0.83
Operating diluted earnings per share	$(0.44)	0.22	0.26	(0.13)	0.30	0.04	0.83
Book value per share	$16.22	16.67	16.67	16.51	16.66	16.22	16.66
Tangible book value per share	$9.75	10.15	10.14	9.95	10.05	9.75	10.05
Cash dividend per share	$0.095	0.095	0.090	0.090	0.090	0.280	0.265
PERFORMANCE RATIOS
Return on average assets	(1.26)%	0.63%	0.79%	(0.40)%	0.90%	0.04%	0.88%
Return on average tangible assets	(1.32)%	0.67%	0.83%	(0.42)%	0.95%	0.04%	0.93%
Return on average equity	(10.63)%	5.24%	6.40%	(3.22)%	7.21%	0.29%	7.01%
Return on average tangible equity	(17.49)%	8.59%	10.56%	(5.29)%	12.02%	0.48%	11.15%
Net interest margin (fully tax equivalent)	3.62%	3.90%	4.19%	4.23%	4.38%	3.90%	4.39%
Other expense/Average assets	3.09%	2.89%	2.94%	2.71%	2.75%	2.97%	2.87%
Efficiency Ratio	81.23%	70.85%	66.96%	61.34%	59.84%	72.81%	61.99%
Other income/Total operating revenue	15.95%	14.18%	13.54%	12.96%	13.10%	14.52%	13.30%
MARKET DATA
Market value per share—Period end	$13.24	16.70	18.13	22.17	21.05	13.24	21.05
Market as a % of book	0.82	1.00	1.09	1.34	1.26	0.82	1.26
Cash dividend yield	2.87%	2.28%	1.99%	1.62%	1.71%	2.82%	1.68%
Common stock dividend payout ratio	(21.59)%	43.18%	34.62%	(69.23)%	30.00%	700.00%	31.93%
Period-end common shares outstanding (000)	14,231	14,176	14,174	14,132	14,054	14,231	14,054
Common stock market capitalization ($Millions)	$188.42	236.74	256.97	313.30	295.83	188.42	295.83
CAPITAL & LIQUIDITY RATIOS
Period-end equity to assets	11.76%	11.90%	12.24%	12.28%	12.48%	11.76%	12.48%
Period-end tangible equity to tangible assets	7.42%	7.60%	7.82%	7.78%	7.92%	7.42%	7.92%
Total risk-based capital ratio	N/A	N/A	12.09%	12.12%	12.31%	N/A	12.31%
Average loans to average deposits	100.35%	101.00%	101.04%	99.86%	99.18%	100.79%	100.53%
ASSET QUALITY
Net charge-offs	$6,261	1,385	565	3,520	526	8,211	1,409
(Ann.) Net loan charge-offs/Average loans	1.604%	0.361%	0.152%	0.948%	0.146%	0.717%	0.140%
Nonaccrual loans	$54,668	40,404	30,246	14,790	14,934	54,668	14,934
Foreclosed assets	$34,293	15,593	4,221	4,673	3,047	34,293	3,047
90-day past dues	$7	12	10	10	12	7	12
Nonperforming assets/Total assets**	4.53%	2.82%	1.79%	1.59%	0.96%	4.53%	0.96%
Allowance for loan losses/Total loans	2.12%	1.58%	1.64%	1.65%	1.15%	2.12%	1.15%
Allowance for loan losses/Nonperforming assets**	36.36%	43.83%	72.58%	81.59%	92.93%	36.36%	92.93%
END OF PERIOD BALANCES
Total loans, net of unearned fees	$1,529,013	1,558,628	1,524,746	1,497,701	1,457,873	1,529,013	1,457,873
Total assets	$1,963,916	1,985,130	1,931,227	1,900,376	1,876,062	1,963,916	1,876,062
Total deposits	$1,528,100	1,548,414	1,513,444	1,480,168	1,457,237	1,528,100	1,457,237
Total stockholders' equity	$230,891	236,261	236,347	233,338	234,196	230,891	234,196
Full-time equivalent employees	507	499	505	505	497	507	497
AVERAGE BALANCES
Total loans, net of unearned fees	$1,548,708	1,540,523	1,504,256	1,472,742	1,432,361	1,531,334	1,347,891
Total interest-earning assets	$1,741,826	1,743,596	1,715,447	1,706,123	1,666,388	1,733,834	1,562,721
Total assets	$1,982,894	1,960,447	1,915,556	1,902,510	1,856,968	1,953,212	1,734,574
Total deposits	$1,543,379	1,525,199	1,488,800	1,474,740	1,444,246	1,519,326	1,340,818
Total interest-bearing liabilities	$1,577,773	1,546,234	1,507,626	1,470,151	1,437,952	1,544,134	1,333,455
Total stockholders' equity	$235,069	237,317	235,182	237,313	231,831	235,855	218,384

**
Nonperforming assets includes nonaccrual loans, other impaired loans, foreclosed assets and 90-day past dues.

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table (Dollars in thousands)	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	YTD 9/30/2007	YTD 9/30/2006
Book value per share	$16.22	16.67	16.67	16.51	16.66	16.22	16.66
Effect of intangible assets per share	$(6.47)	(6.52)	(6.53)	(6.56)	(6.61)	(6.47)	(6.61)
Tangible book value per share	$9.75	10.15	10.14	9.95	10.05	9.75	10.05
Return on average assets	(1.26)%	0.63%	0.79%	(0.40)%	0.90%	0.04%	0.88%
Effect of intangible assets	(0.06)%	0.04%	0.04%	(0.02)%	0.05%	0.00%	0.05%
Return on average tangible assets	(1.32)%	0.67%	0.83%	(0.42)%	0.95%	0.04%	0.93%
Return on average equity	(10.63)%	5.24%	6.40%	(3.22)%	7.21%	0.29%	7.01%
Effect of intangible assets	(6.86)%	3.35%	4.16%	(2.07)%	4.81%	0.19%	4.14%
Return on average tangible equity	(17.49)%	8.59%	10.56%	(5.29)%	12.02%	0.48%	11.15%
Period end equity to assets	11.76%	11.90%	12.24%	12.28%	12.48%	11.76%	12.48%
Effect of intangible assets	(4.34)%	(4.30)%	(4.42)%	(4.50)%	(4.56)%	(4.34)%	(4.56)%
Period-end tangible equity to tangible assets	7.42%	7.60%	7.82%	7.78%	7.92%	7.42%	7.92%

GB&T Bancshares, Inc. and Subsidiaries
Consolidated Statements of Condition

Assets (in thousands):	9/30/2007 (Unaudited)	9/30/2006 (Unaudited)
Cash and due from banks	$22,864	$20,255
Interest-bearing deposits in banks	11,391	3,502
Federal funds sold	2,147	23,287
Securities available-for-sale	213,564	206,390
Restricted equity securities, at cost	10,294	9,725
Loans, net of unearned income	1,529,013	1,457,873
Less allowance for loan losses	32,346	16,720

Loans, net	1,496,667	1,441,153

Premises and equipment, net	40,641	42,279
Goodwill	87,116	87,047
Intangible assets	4,968	5,913
Other assets	74,264	36,511

Total assets	$1,963,916	$1,876,062

Liabilities and Stockholders' Equity(in thousands):
Deposits:
Noninterest-bearing	$143,157	$167,510
Interest-bearing demand & savings	454,586	433,452
Time deposits	930,357	856,275

Total deposits	1,528,100	1,457,237
Federal funds purchased and securities sold under repurchase agreements	48,765	43,442
Federal Home Loan Bank advances	107,236	92,636
Other borrowings	854	851
Other liabilities	18,172	17,802
Subordinated debt	29,898	29,898

Total liabilities	1,733,025	1,641,866

Stockholders' equity:
Capital stock	187,533	185,313
Retained earnings	44,694	51,339
Accumulated other comprehensive loss	(1,336)	(2,456)

Total stockholders' equity	230,891	234,196

Total liabilities and stockholders' equity	$1,963,916	$1,876,062

GB&T Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$31,666	$31,504	$96,264	$84,565
Taxable securities	2,348	2,168	6,927	6,058
Nontaxable securities	328	142	899	392
Federal funds sold	137	294	352	490
Interest-bearing deposits in banks	105	39	169	84

Total interest income	34,584	34,147	104,611	91,589

Interest expense:
Deposits	16,370	13,769	47,494	34,724
Federal funds purchased and securities sold under repurchase agreements	466	287	1,256	815
Federal Home Loan Bank advances	1,333	1,050	3,755	3,002
Other borrowings	655	710	1,944	1,944

Total interest expense	18,824	15,816	54,449	40,485

Net interest income	15,760	18,331	50,162	51,104
Provision for loan losses	14,056	1,789	15,881	4,269

Net interest income after provision for loan losses	1,704	16,542	34,281	46,835

Other income:
Service charges on deposit accounts	2,010	1,588	5,255	4,714
Mortgage origination fees	498	770	1,748	1,911
Insurance commissions	3	1	7	8
Other operating income	479	405	1,513	1,205

Total other income	2,990	2,764	8,523	7,838

Other expense:
Salaries and employee benefits	8,319	7,603	24,719	22,244
Net occupancy and equipment expense	1,884	1,808	5,637	5,147
Other operating expenses	5,264	3,449	13,087	9,791

Total other expense	15,467	12,860	43,443	37,182

Income before income taxes	(10,773)	6,446	(639)	17,491
Income tax expense	(4,475)	2,231	(1,154)	6,045

Net income	$(6,298)	$4,215	$515	$11,446

Earnings per share:
Basic	$(0.44)	$0.30	$0.04	$0.85

Diluted	$(0.44)	$0.30	$0.04	$0.83

Weighted average shares:
Basic	14,202	13,970	14,179	13,501

Diluted	14,310	14,304	14,341	13,813

Cash dividends per common share	$0.095	$0.090	$0.280	$0.265

GB&T Bancshares, Inc.
Yield Analysis—September 30, 2007

	For the Nine Months Ended September 30, 2007			For the Three Months Ended September 30, 2007
(Dollars in thousands)	Average balances	Interest	Yields /Rates	Average balances	Interest	Yields /Rates
Assets
Interest earning assets:
Taxable securities	$200,177	$6,927	4.63%	$196,949	$2,348	4.73%
Nontaxable securities*	28,333	1,322	6.24%	31,341	482	6.10%
Federal funds sold	9,042	352	5.20%	10,229	137	5.31%
Interest bearing deposits in banks	5,168	169	4.37%	9,737	105	4.28%
Loans, net of unearned income	1,491,114	96,264	8.63%	1,493,570	31,666	8.41%

Total interest earning assets	$1,733,834	$105,034	8.10%	$1,741,826	$34,738	7.91%

Noninterest earning assets:
Unrealized gains (losses) on securities	(2,940)			(3,785)
Allowance for loan losses	(24,975)			(24,517)
Nonaccrual loans	40,220			55,138
Cash and due from banks	23,407			23,158
Other assets	183,666			191,074

Total noninterest earning assets	219,378			241,068

Total assets	$1,953,212			$1,982,894

Liabilities & Shareholders' Equity
Interest bearing liabilities:
Interest bearing demand & savings	$451,977	10,963	3.24%	$458,822	3,733	3.23%
Time	915,188	36,531	5.34%	935,699	12,637	5.36%
Borrowings	176,969	6,955	5.25%	183,252	2,454	5.31%

Total interest bearing liabilities	1,544,134	54,449	4.71%	1,577,773	18,824	4.73%

Noninterest bearing liabilities & shareholders' equity:
Noninterest bearing deposits	152,161			148,858
Other liabilities	21,062			21,194
Shareholder's equity	235,855			235,069

Total liabilities & shareholders' equity	$1,953,212			$1,982,894

Interest rate differential			3.39%			3.18%

Net interest income*		50,585			15,914

Net interest margin*			3.90%			3.62%

*
fully tax equivalent

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  Exhibit 99.1
GB&T Bancshares Reports Third Quarter Results
G B & T Bancshares Inc. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
GB&T Bancshares, Inc. and Subsidiaries Consolidated Statements of Condition
GB&T Bancshares, Inc. and Subsidiaries Consolidated Statements of Income (Unaudited)
GB&T Bancshares, Inc. Yield Analysis—September 30, 2007